NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

 22 December 2008

Recommended offer
by
Yarraman Winery Inc. (“YRMN”)
for
Asia Distribution Solutions Limited
(“ADSL” or the “Company”)

On 1 December 2008, the Board of ADSL announced the document setting out the terms of the offer for the entire issued and to be issued share capital of ADSL by YRMN dated 27 November 2008 had been posted to ADSL Shareholders.

As at 1.00 p.m. (London time) on 19 December 2008, being the first closing date of the Offer (the First Closing Date), YRMN had received valid acceptances of the Offer in respect of 16,530,751 ADSL Shares, representing approximately 51.7 per cent. of the existing issued ordinary share capital of ADSL. This includes acceptances in respect of 4,201,332 ADSL Shares (representing approximately 13.1 per cent. of the existing issued ordinary share capital of ADSL), which were received pursuant to irrevocable undertakings provided by the ADSL Director Shareholders.  In addition, as at 1.00 p.m. on 19 December 2008, ADSL awaited receipt of further acceptances in respect of 3,613,190 ADSL Shares (representing approximately 11.3 per cent. of the issued share capital of ADSL, from Shareholders who had irrevocably committed to accept the offer, and whose acceptances were not valid in all respects.  The Board of ADSL and its receiving bank is working closely with those Shareholders in order that such acceptances are able to be validated in all respects.

The Board of YRMN confirms that all of the conditions of the Offer have been either satisfied or waived and that the Offer is hereby declared unconditional in all respects.

Save as disclosed in this announcement and in the Offer Document, neither YRMN nor any person acting in concert with YRMN for the purposes of the Offer is interested in or has any rights to subscribe for any ADSL Shares nor does any such person have any short position or any arrangement in relation to ADSL Shares. For these purposes 'arrangement' includes any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, and borrowing or lending of, ADSL Shares. An 'arrangement' also includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, relating to ADSL Shares which may be an inducement to deal or refrain from dealing in such securities. 'Interest' includes any long economic exposure, whether absolute or conditional, to changes in the price of securities and a person is treated as having an 'interest' by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to securities.

The Board of YRMN also announced that the Offer has been extended for a further 21 days and will remain open for acceptance until 1.00 p.m. (London time) on 9 January 2009 after which date it will close and thereafter cease to be capable of acceptance unless either:

(i)	an Independent Competing Bid is announced after the date of the no extension statement,

(ii)	an improved Offer (in the reasonable opinion of the ADSL Board) is posted to ADSL Shareholders, or

(iii)	the ADSL Board permits a further extension.

ADSL Shareholders who wish to accept the Offer, and who have not yet done so, should act in accordance with the instructions set out in the Offer Document and the accompanying Form of Acceptance as soon as possible.  If you have any queries relating to the completion and return of the Form of Acceptance, please telephone Capita Registrars between 9.00 a.m. and 5.00 p.m. (London time), Monday to Friday (except UK public holidays) on 0871 664 0321 from within the UK or +44 20 8639 3399, if calling from outside the UK.

In the event YRMN receives sufficient valid acceptances of the Offer, YRMN confirms that it intends to exercise its rights pursuant to Section 88 of the Companies Law (2007 Revision) of the Cayman Islands (“Companies Law”) to acquire compulsorily the remaining ADSL Shares on the same terms as the Offer. Accordingly, YRMN intends to post in due course formal notices under the Companies Law to ADSL Shareholders who have not accepted the Offer by that time.

It is also intended that, upon 75 per cent. of ADSL’s issued share capital being assented to the Offer, ADSL will apply to AIM for the Company to be re-registered as a private company under the relevant provisions of the Act.

Unless stated otherwise, terms defined in the Offer Document have the same meaning in this announcement.

Enquiries:

Asia Distribution Solutions Limited Michael Kingshott, Executive Chairman Steve Wong, Chief Executive Officer http://www.asiadistributionsolutions.com	+44 (0) 20 7583 8833 + 852 9025 0988

Evolution Securities China Limited (Financial adviser and broker) Barry Saint Esther Lee	+44 (0) 20 7220 4850

Evolution Securities Limited (Nominated adviser) Jeremy Ellis	+44 (0) 20 7071 4300

The Directors of Yarraman Winery Inc. accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Directors of Yarraman Winery Inc. (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Evolution Securities China Limited, which is authorised and regulated by the Financial Services Authority, is acting for ADSL and no-one else in connection with the Offer and will not be responsible to anyone other than ADSL for providing the protections afforded to customers of Evolution Securities China Limited, or for providing advice in relation to the Offer.

The Offer is not being made, directly or indirectly, in or into, or by use of emails or the mail, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of a national securities exchange, of any jurisdiction if to do so would constitute a violation of the relevant laws of such jurisdiction. This document does not constitute an offer in any such jurisdictions and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility or otherwise from or within any such jurisdiction. Accordingly, copies of this document are not being, nor should be, mailed, transmitted or otherwise distributed, in whole or in part, in or into any such jurisdiction.

Shareholders are reminded that the City Code on Takeovers and Mergers does not apply to the Company as it is incorporated in the Cayman Islands and has its operations in China. The Offer is therefore unregulated by the UK takeover authorities. The Company's articles of association do, however, contain certain takeover protections which the board will enforce in respect of the Offer. A copy of the Company's articles of association may be viewed at the Company's website at http://www.asiadistributionsolutions.com.

The Company has 31,969,358 ordinary shares in issue and admitted to trading on the AIM market of London Stock Exchange plc under the ISIN code KYG0538E1035.